EXHIBIT 10.32
SYNNEX CORPORATION
2003 STOCK INCENTIVE PLAN
AMENDMENT TO STOCK OPTION AWARD

This Amendment to the Notice of Stock Option Grant and Stock Option Agreement between SYNNEX Corporation (the “Company”) and Thomas Alsborg (the “Executive”) with respect to the grant of an Option on March 30, 2007, January 18, 2008, October 3, 2008, September 29, 2009, October 7, 2010, and October 5, 2011 to purchase Common Stock of the Company (the “Agreements”), is entered into by and between the Company and the Executive, and such Amendment shall be effective, as of October 31, 2012.
WHEREAS, the parties hereto wish to make certain modifications to the Agreements to reflect the terms of the offer letter to the Executive, dated November 2, 2012;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and conditions contained in the Agreements and this Amendment, the parties hereby agree as follows:
1.The Vesting Schedule set forth in the Notice of Stock Option Grant is hereby amended to read as follows:
Vesting Schedule:    This Option becomes exercisable with respect to the first 12/60th of the shares subject to this Option when you complete 12 months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this Option becomes exercisable with respect to an additional 1/60th of the shares subject to this Option when you complete each additional month of Service. If you remain in continuous Service through May 31, 2013 (the “Transition Date”), this Option will continue to become exercisable in accordance with the foregoing schedule through January 31, 2014 (the “Deemed Termination Date”) or, if earlier, when this Option becomes exercisable with respect to 100% of the shares subject to the Option.
2.The “Tax Treatment” provision of the Stock Option Agreement is hereby amended to read as follows:
Tax Treatment:    This Option is intended to be a nonstatutory option. If this Option is designated as an incentive stock option in the Notice of Stock Option Grant, then it shall be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code or pursuant to Section 1.424-1(c) of the regulations of the Department of Treasury as a result of the Amendment to the Stock Option Award, effective as of October 31, 2012.
3.The “Vesting” provision of the Stock Option Agreement is hereby amended to read as follows:

Vesting
This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional shares after your Service has terminated for any reason, provided that this Option will continue to become exercisable in installments through the Deemed Termination Date if you remain in continuous Service through the Transition Date.
4.The “Regular Termination” provision of the Stock Option Agreement is hereby amended to read as follows:
Regular Termination
If your Service terminates for any reason except Misconduct, Death or Disability, then this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company has discretion to determine when your Service terminates for all purposes of the Plan and its determinations are conclusive and binding on all persons. Notwithstanding the foregoing, if you remain in continuous Service through the Transition Date, then this Option will expire at the close of business at Company headquarters on the Deemed Termination Date (or, if earlier, the Expiration Date).
5.The “Death” provision of the Stock Option Agreement is hereby amended to read as follows:
Death
If you die, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option. Notwithstanding the foregoing, if you remain in continuous Service through the Transition Date, then this Option will expire at the close of business at Company headquarters on the date 12 months after the Deemed Termination Date (or, if earlier, the Expiration Date).
6.The “Disability” provision of the Stock Option Agreement is hereby amended to read as follows:
Disability
If your Service terminates by reason of Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). Notwithstanding the foregoing, if you remain in continuous Service through the Transition Date, then this Option will expire at the close of business at Company headquarters on the date 12 months after the Deemed Termination Date (or, if earlier, the Expiration Date).
7.The “Transfer of Option” provision of the Stock Option Agreement is hereby amended to read as follows:
Transfer of Option
In general, only you can exercise this Option prior to your death. You cannot transfer or assign this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.
However, if this Option is a nonstatutory stock option, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.
In addition, if this Option is a nonstatutory stock option, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.
The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.
8.Except as expressly modified by this Amendment, the terms and provisions of the Agreements shall remain unchanged and in full force and effect.
9.Any modification to this Amendment shall be effective only if it is in writing and signed by the parties to be bound thereby.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the day and year first above written.

SYNNEX CORPORATION

Dated:	November 8, 2012	By:	/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and
Corporate Secretary

Dated:	November 8, 2012		/s/ Thomas Alsborg
Thomas Alsborg